Exhibit (f)(22)(xxiii)

College Retirement Equities Fund

730 Third Avenue, New York, N.Y. 10017-3206

Telephone: [800-842-2733]

Retirement Choice Annuity Contract

Contractholder:	[XYZ Trust Company]
Contract Number:	[C-123456]
Companion TIAA Contract Number:	[T-123456/NONE]
Date of Issue:	[01-01-2023]

This contract is delivered in [New York] and is subject to the laws and regulations therein.

This is a contract between the Contractholder, [XYZ Trust Company], as Trustee of the [Retirement Choice Annuity Trust] (“Trust”), and us, College Retirement Equities Fund (CREF). This page refers briefly to some of the features of this contract. The next pages set forth in detail the rights and obligations of CREF, the employer, employer plan and the Contractholder under the contract. PLEASE READ THIS CONTRACT. IT IS IMPORTANT.

GENERAL DESCRIPTION

The employer remits all premiums for this contract. Premiums are allocated among the CREF accounts to the extent such allocation options are made available under the terms of the employer plan. Each premium allocated to a CREF account purchases a number of accumulation units in that CREF account. CREF may stop accepting or limit premiums to any CREF account at any time. Account accumulations and benefit payments are variable and not guaranteed as to dollar amounts; they depend on the investment performance of these accounts. This contract does not guarantee any fixed-dollar benefits. Accumulations in CREF accounts are not guaranteed and may increase or decrease depending primarily on investment results.

For questions about the contract or for help to resolve a problem, contact us at the address or phone number above.

President and Chief Executive Officer

Group Flexible Premium

Deferred Variable Unit-Annuity

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CREF Retirement Choice Annuity Contract

INDEX OF PROVISIONS

Section

Accounts
- Definition	1
- Deletion of	63
Accumulation
- Definition	2
- Employee’s Accumulation	12
- Unallocated accumulations	29
Accumulation Units	3
Annuity Benefit
- Annuity Unit - Definition	4
- Unit-Annuity - Definition	31
Assignment – Void and of no effect	62
Benefit Payment	39
Benefits Based on Incorrect Data	67
Business Day	6
Claims of Creditors
- Protection Against	69
Commuted Value	7
Companion TIAA Contract	35
Contestability	34
Contract	33
Correspondence with us	71
Custom Portfolios Model Service Program
- CPMSP accumulation	9
- Definition	8
- Employee’s CPMSP accumulation	13
Death Benefit
- Beneficiary	5
- Definition	10
- Number of Annuity Units Payable to Beneficiary	45
- Payment Methods	44
- Payments after Death of Beneficiary	46
Elections and Changes - Procedure for	64
Employee	11
Employer	13
Employer Plan	15
Employer Plan Fee Withdrawals	58
- Definition	16
ERISA	17
Forfeiture Account	18
Forfeiture Account Payment
-Amount and Effective Date	49
Funding Vehicle	19
Section

Income Benefit
- Internal Transfers and Switches under a Unit-Annuity	43
- Number of Annuity Units	42
- Options	40
- Post-mortem Payments	41
Income Change Method	20
Internal Transfers
- Availability	53
- Crediting	55
- Definition	21
- Effective Date	54
IRC	22
Laws and Regulations - Compliance with	70
Lump-sum Benefit Payment	47
Maturity Date	23
Ownership	61
Payee	24
Payment to an Estate, Trustee, etc.	65
Plan Directed Payment
- Amount and Effective Date	52
Plan Expense Reimbursement Agreement	59
Premiums
- Allocation of	37
- Payment of	36
- Taxes	38
Proof of Survival	68
Report of Accumulation	60
Retirement Plan Loan
- Amount and Effective Date	51
Revenue Credit Account	25
Revenue Credit Account Payment
- Amount and Effective Date	50
Roth Accounting	56
Rules of the Fund	26
Second Participant	27
Section 403(b) of the Internal Revenue Code	57
Service of Process upon CREF	66
Severance from Employment	28
Share class	29
TIAA Life Annuity Transfer Payment	48
Valuation Day	32

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CREF Retirement Choice Annuity Contract

PART A: TERMS USED IN THIS CONTRACT

1.	Accounts. CREF maintains the following investment accounts, each with its own distinct investment portfolio:

[The CREF Stock Account maintains a broadly diversified portfolio consisting primarily of common stocks.

The CREF Global Equities Account maintains a broadly diversified portfolio consisting primarily of foreign and domestic common stocks.

The CREF Equity Index Account maintains a portfolio consisting primarily of domestic stocks selected to track the overall U.S. stock market.

The CREF Growth Account maintains a portfolio consisting primarily of common stocks that we believe present the opportunity for exceptional growth.

The CREF Social Choice Account maintains a portfolio consisting primarily of common stocks, investment grade fixed income securities, and short-term debt securities.

The CREF Money Market Account maintains a portfolio consisting primarily of short-term debt securities and money market instruments.

The CREF Core Bond Account maintains a portfolio consisting primarily of investment grade fixed income securities.

The CREF Inflation-Linked Bond Account maintains a portfolio consisting primarily of inflation-indexed bonds issued by the U.S. Government and its agencies, foreign governments and corporate entities.]

In the future, CREF may establish other accounts with other investment portfolios, and may delete accounts as described in section 63.

2.	The contract’s accumulation is equal to the sum of all employees’ accumulations, as well as any unallocated accumulations, under the contract.

3.	Accumulation units. Each CREF account maintains a separate accumulation unit value. The current value of each account’s accumulation unit is based on the market value of that account’s investments, and will be determined in accordance with the Rules of the Fund. The number of accumulation units in any account under the contract will be increased and decreased in accordance with the Rules of the Fund.

The number will be increased if:

A)	premiums are allocated to that account under the contract; or
B)	internal transfers to that account under the contract are made from another CREF account or from the companion TIAA contract, if any;

and the number will be decreased if:

C)	any premium taxes are deducted from that account; or
D)	any employer plan fee withdrawals are deducted from that account; or
E)	any amounts forfeited as described in section 12; or
F)	any accumulation units from that account are deducted to provide any available form of benefit payments as described in Part C; or
G)	internal transfers are made out of that account; or
H)	any minimum distribution payments are paid from that account.

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CREF Retirement Choice Annuity Contract

Any amounts added to or deducted from an account will be attributed to individual employee’s accumulations, as applicable, in accordance with the terms of the employer plan.

4.	An annuity unit is the unit of payment for all unit-annuity benefits. The value of an annuity unit changes from time to time to reflect the investment, mortality and expense experience of the account. There is a separate and distinct annuity unit value for each income change method within each CREF account. The value of each annuity unit is determined, using actuarial methods, in accordance with the Rules of the Fund.

5.	A beneficiary is any person eligible to receive death benefit payments upon the death of an employee. If none of the beneficiaries named is alive at the time of the employee’s death, or if, at the employee’s death, no beneficiary had ever been named for that employee, then the death benefit will be paid to the person entitled to such benefits under the terms of the employer plan. If the plan does not specify how to distribute such death benefits, the death benefit will be paid to the employee’s estate. If distributions to a named beneficiary are barred by operation of law, the death benefit due that beneficiary will be paid to the employee’s estate.

6.	A business day is any day that the New York Stock Exchange, or its successor, is open for trading. A business day ends at 4:00 P.M. Eastern time, or when trading closes on such exchange, if different.

7.	The commuted (discounted) value is a one-sum amount paid in lieu of a series of payments that are not contingent upon the survival of an employee or second participant. The commuted value of a series of payments of annuity units is computed in accordance with the Rules of the Fund, in which it is referred to as the present value.

8.	A Custom Portfolios Model Service Program (CPMSP) is an asset allocation program whereby contributions under the employer plan are allocated to model portfolios comprised of funding options in accordance with prescribed target allocation percentages. Some or all of the CREF accounts under this contract may be administered as part of a CPMSP. For employees subscribed in a model within the CPMSP, CREF will periodically execute Plan Directed Payments to track the target allocation percentages of the models created for the CPMSP. The terms of the CPMSP and the particular CREF accounts that may be administered as part of a CPMSP will be as agreed upon by CREF and the employer plan or a duly authorized plan representative. More than one model in a CPMSP may be administered under the contract. However, any specific employee’s accumulation can only be managed under one model within the CPMSP at any time.

If the contract is being used in connection with an employer plan in which both an Retirement Choice (RC) and Retirement Choice Plus (RCP) contracts are simultaneously being used as funding vehicles and record-kept as a single plan in TIAA’s recordkeeping systems for the purposes of making CPMSPs available to employees, then the only amounts that may be applied to the RCP would be those associated with administering a model(s) in a CPMSP. CREF may transfer an employee’s accumulation between the RCP and the corresponding accounts in the RC in accordance with the terms of the CPMSP as agreed upon by CREF and the employer plan or a duly authorized plan representative under circumstances in which an employee begins or ceases participation in a model in a CPMSP.

In connection with any CPMSP, and notwithstanding any other provisions in the contract to the contrary, each employee retains, with respect to the employee’s accumulation in the CPMSP, the following rights to the full extent an employee may be granted these rights under the contract: the right to (i) withdraw accumulations subject to all otherwise applicable restrictions on an employee’s right to withdraw or transfer such accumulations; (ii) vote securities, or

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CREF Retirement Choice Annuity Contract

delegate the authority to vote securities to another person; (iii) be provided in a timely manner with a written confirmation or other notification of each transaction, and all other documents required by law to be provided to a security holder; and (iv) proceed directly as a security holder against the issuer of any security in the employee’s account.

9.	A Custom Portfolios Model Service Program accumulation (CPMSP accumulation) is the portion of the contract accumulation equal to the sum of all employees’ CPMSP accumulations in a given CPMSP under the contract.

10.	The death benefit for an employee is the current value of the employee’s accumulation.

11.	An employee is any employee entitled to benefits under the employer plan.

12.	An employee’s accumulation is equal to the value of the accumulation units owned in all accounts under the contract on behalf of that employee. Employees’ rights with respect to these accumulations are those in accordance with the terms of the employer plan. If an employee has a severance from employment with the employer and fails to satisfy the vesting requirements of the employer plan, then in accordance with the terms of the employer plan, the amount of that employee’s accumulation may be applied to a forfeiture account where it will be maintained as an unallocated accumulation as described in section 29.

13.	An employee’s Custom Portfolios Model Service Program accumulation (employee’s CPMSP accumulation) is the portion of the employee’s accumulation maintained for the sole purpose of providing a record of amounts accumulated in CREF accounts in a model in a CPMSP.

14.	The employer is [ABC Institution].

15.	The employer plan is the retirement plan of the employer as amended from time to time, or any successor retirement plan. Employees’ and beneficiaries’ eligibility to receive benefits available under the contract and the conditions of such benefit payments will be determined by reference to the employer plan, the terms of which comprise valid instructions from the plan administrator for the employer plan to the extent such plan terms do not enlarge the rights otherwise available under the contract. However, neither the Contractholder nor the employer plan may modify the manner in which the amounts of any lump-sum benefits, death benefits, or annuity benefits available under the contract are to be calculated. The plan administrator for the employer plan must notify CREF of any changes to the terms of the employer plan. If CREF takes any action in good faith before receiving such notice, we will not be subject to liability even if our acts were contrary to the terms of the employer plan as modified by such change.

16.	Employer plan fee withdrawals are amounts deducted from the contract’s accumulation in accordance with the terms of the employer plan to pay fees associated with the administration of the plan.

17.	ERISA is the Employee Retirement Income Security Act of 1974, as amended.

18.	Forfeiture account. A forfeiture account is an unallocated suspense account that holds amounts forfeited when an employee has a severance from employment with the employer and fails to satisfy the vesting requirements of the employer plan. The forfeiture account accumulation is the total amounts held in such an account.

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CREF Retirement Choice Annuity Contract

19.	A funding vehicle is an annuity contract (and any underlying investment options), custodial account trust, mutual fund, or other such similar arrangement designated to receive contributions under the employer plan. A funding vehicle may or may not be administered as part of CREF’s recordkeeping services for the employer plan.

20.	Income change method. Unit-annuity payments are determined under one of two income change methods. Under the annual income change method, the amount of each unit-annuity payment is revalued once each year. Under the monthly income change method, the amount of each unit-annuity payment is revalued every month. The revaluation dates are defined in the Rules of the Fund.

21.	An internal transfer is the movement of an employee’s accumulation between CREF accounts, or between this contract and a companion TIAA contract, if any. The provisions concerning internal transfers are set forth in Part D.

22.	The IRC is the Internal Revenue Code of 1986, as amended. All references to any section of the IRC shall be deemed to refer not only to such section but also to any amendment thereof, any successor statutory provisions, and any regulations thereunder.

23.	Contract and employee maturity dates. The contract maturity date is the date as of which all accumulations under the contract have been distributed or applied to provide benefit payments under the terms of the contract. As of such date, CREF will have no further obligations under the contract beyond those associated with any ongoing payout annuity benefits. An employee maturity date is the date as of which all of an employee’s accumulation has been distributed or applied to provide benefit payments under the terms of the contract. As of such date, CREF will have no further obligations under the contract with regard to that employee, beyond those associated with any ongoing payout annuity benefits being paid in connection with such employee. CREF is not obliged to accept new premiums with regard to that employee.

24.	The payee is a person named to receive any periodic payments or amounts due under an income option or death benefit payment method as explained in sections 41 and 46.

25.	Revenue credit account (sometimes called an ERISA account). A revenue credit account is an unallocated suspense account established to cover reasonable and necessary plan expenses or to provide credits to employee and beneficiary plan accounts. The revenue credit account is comprised of payments that TIAA makes to it in its capacity as the plan’s recordkeeper. These payments are derived from the excess, if any, of fees paid by the plan to TIAA in connection with the recordkeeping and administrative services for the funding options selected by the plan, that exceed the actual costs incurred by TIAA. TIAA shall also remit to the revenue credit account refunds which it collects in its capacity as the plan’s recordkeeper, if any, from Plan fund providers when the fees paid by the plan to such fund providers exceed the actual costs incurred by the plan’s fund providers.

26.	The Rules of the Fund govern all matters affecting participation in CREF to the extent such matters are not specifically provided in this contract. The Board of Trustees of CREF may amend the Rules of the Fund from time to time. Amendments to such Rules are effective only when approved by the New York Department of Financial Services as not being unfair, unjust, inequitable or prejudicial to the interest of anyone participating in CREF. A copy of the Rules of the Fund was furnished to the Contractholder when this contract was issued. The Contractholder will be notified of all amendments to the Rules.

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CREF Retirement Choice Annuity Contract

27.	A second participant is the person named, when an employee starts to receive income under a two-life unit-annuity, to receive an income for life if he or she survives the employee. The second participant may be any person eligible under CREF’s practices then in effect.

28.	A severance from employment occurs when an employee is no longer employed by any of the entities that are part of the employer as defined herein. In accordance with the provisions of the IRC and applicable regulations, a severance from employment will be deemed to occur even if the employee continues to perform the same job for a different employer that does not maintain the employer plan after a merger, acquisition, consolidation or other business transaction.

29.	Share class. In accordance with the CREF Rules of the Fund, each CREF account has multiple expense classes (“class”). Such class or classes under which any CREF contract or certificate participates within each CREF account is determined in accordance with criteria established by CREF and is governed by the CREF Rules of the Fund. CREF reserves the right to change the class with which the value of any accumulation units and/or annuity units under the contract is associated.

The accumulation under your certificate is currently assigned to class [R4].

Annuity units under all CREF payout annuities are currently assigned to class [R3].

30.	Unallocated accumulations. As permitted by applicable law and in accordance with the terms of the employer plan, under certain circumstances upon the mutual agreement of CREF and the plan administrator for the employer plan, including but not limited to the maintenance of a forfeiture account or a revenue credit account (sometimes called an ERISA account), some or all of the contract’s accumulation may not be attributable to any individual employee under the employer plan. One or more such unallocated accumulation may be maintained on CREF’s recordkeeping system and the amount of any such accumulation and any benefits arising from it will be determined as if it were a single employee’s accumulation without reference to any actual employees.

31.	A unit-annuity is a series of periodic payments based on a specified number of annuity units payable at a stated payment frequency. Each unit-annuity payment is equal to the then-current value of one annuity unit multiplied by the number of annuity units payable. The value of each annuity unit will change either once each year or once each month according to the income change method selected. A CREF unit-annuity may be comprised of annuity units payable under one or both income change methods from one or more CREF accounts. The number of annuity units to be paid and their then-current value will be determined in accordance with the Rules of the Fund using actuarial methods.

32.	A valuation day is a day on which the dollar values of the accumulation units in the CREF accounts are established. The procedure for determining valuation days is contained in the Rules of the Fund.

PART B: CONTRACT AND PREMIUMS

33.	The contract. This document and any endorsements thereto, constitute the entire contract between CREF and the Contractholder, and the provisions therein alone will govern with respect to the rights and obligations of CREF and the Contractholder. The payment of premiums is the consideration for the contract.

The sole responsibility of the Contractholder (as Trustee of the Trust) is to serve as a party to the contract. The employer is an institution that is participating in the Trust.

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CREF Retirement Choice Annuity Contract

The contract may be amended by agreement of CREF and the Contractholder without the consent of any other person, provided that such change does not reduce the number of accumulation units or the number of annuity units purchased under the contract up to that time. Any endorsement or amendment of this contract or waiver of any of its provisions will be valid only if in writing and signed by an executive officer of CREF.

Nothing in the contract invalidates or impairs any right granted to the certificate owner by the certificate.

34.	Contestability. The contract is incontestable.

35.	Companion TIAA contract. Teachers Insurance and Annuity Association of America (TIAA) is a companion organization to CREF. A companion TIAA Retirement Choice Annuity contract may have been delivered to the Contractholder, as Trustee of the Trust, when this contract was issued. The contract number for any such companion TIAA contract is shown on page 1.

36.	Premiums for this contract must be remitted under the terms of the employer plan. Premiums include any transfers, other than internal transfers, to this contract from other funding vehicles. Premiums may be stopped at any time without notice to CREF and then resumed without payment of any past due premium or penalty of any kind.

CREF reserves the right to stop accepting or to limit premiums under the contract at any time. CREF will not accept premiums paid on behalf of an employee after the employee’s death. Premiums will be credited to the contract as of the end of the business day in which they are received by CREF, at the location that CREF will designate by prior written notice, in good order and in accordance with procedures established by CREF or as required by law.

37.	Allocation of premiums. Premiums may be allocated among the CREF accounts to the extent such allocation options are made available under the terms of the employer plan. CREF will allocate premiums according to the most recent valid instructions we have received in accordance with the terms of the employer plan in a form acceptable to CREF. If no valid allocation instructions have been received, we will allocate premiums in accordance with the terms of the employer plan.

CREF may stop accepting or limit premiums to any CREF account at any time.

38.	Premium taxes. If premium taxes are incurred, they will be deducted from the contract accumulation, to the extent permitted by law.

PART C: BENEFIT PAYMENTS

39.	A benefit payment is any of the following types of payments made from this contract, under the terms of the employer plan.

An income benefit is a payment to an employee made under one of the options described in section 40.

A death benefit payment is a payment to a beneficiary under one of the methods described in section 44.

A lump-sum benefit is a single-sum payment made directly to an employee, beneficiary, or the estate of an employee or beneficiary as a benefit distribution under the terms of the employer plan. A lump-sum benefit may also be applied to a CREF annuity contract or certificate issued to an employee.

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CREF Retirement Choice Annuity Contract

A TIAA life annuity transfer payment is a transfer payment to the TIAA Traditional Annuity to purchase a guaranteed lifetime annuity income for an employee with benefits beginning immediately.

A forfeiture account payment is the payment of amounts held under a forfeiture account as described in sections 12 and 49.

A revenue credit account payment is the payment of amounts held under a revenue credit account as described in section 50.

A retirement plan loan is a disbursement of some or all of an employee’s accumulation to provide loans.

A Plan Directed Payment is a payment directed by the plan or a duly authorized plan representative in accordance with and to the extent permitted by the terms of the employer plan, to any person, trustee, or corporation (other than an employee or beneficiary under the terms of the employer plan or the estate of such employee or beneficiary) duly designated, including payments made to effect transfers among the CREF accounts, or between this contract and the companion TIAA contract, if any. A Plan Directed Payment can be a lump sum payment of the contract’s entire accumulation in a CREF account, a lump-sum payment of a CREF account’s entire accumulation in a specific model in a CPMSP, or a lump-sum payment to achieve rebalancing objectives under a CPMSP as described in section 52.

40.	Income options are the ways in which an employee’s income benefit may be paid. The choice of option may be made any time before such income benefit payments begin. The choice may be changed any time before payments begin, but once they have begun, the election to begin receiving benefits is irrevocable and no change can be made. The application of an amount to purchase an income option will result in a corresponding reduction in the employee’s accumulation for the full amount applied. The employee may not begin a one-life unit-annuity after he or she attains age 90, nor may the employee begin a two-life unit-annuity after the employee or the second participant attains age 90.

If the plan administrator for the employer plan or his or her designee notifies us that distribution from an employee’s accumulation must begin under the minimum distribution rules of federal tax law, we will begin distributions satisfying such requirements.

The following are the available options:

One-life unit-annuity. A payment will be made to the employee each month for as long as he or she lives. A guaranteed period of 10, 15, or 20 years may be included. If no guaranteed period is included, all payments will cease at his or her death. If a guaranteed period is included and the employee dies before the end of that period, payments will continue until the end of that period and then cease, as explained in section 41.

Two-life unit-annuity. A payment will be made to the employee each month for as long as he or she lives. After the employee’s death, a payment will be made each month to the second participant, for as long as such second participant lives. The choice of second participant may not be changed after payments to the employee have begun. A guaranteed period of 10, 15, or 20 years may be included. If no guaranteed period is included, all payments will cease after both the employee and the second participant have died. The following forms of two-life unit-annuity are available.

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Full benefit to survivor. At the death of either the employee or the second participant, the full number of annuity units that would have been paid if they both had lived will continue to be paid to the survivor. If a guaranteed period is included and the employee and the second participant both die before the end of the period chosen, the full number of annuity units that would have been paid if both had lived will continue to be paid until the end of that period and then cease, as explained in section 41.

Two-thirds benefit to survivor. At the death of either the employee or the second participant, two-thirds of the number of annuity units that would have been paid if they both had lived will continue to be paid to the survivor. If a guaranteed period is included and the employee and the second participant both die before the end of the period chosen, two-thirds of the number of annuity units that would have been paid if they both had lived will continue to be paid until the end of that period and then cease, as explained in section 41.

Half benefit to second participant. The full number of annuity units will continue to be paid as long as the employee lives. After the employee’s death, if the second participant survives the employee, one-half of the number of annuity units that would have been paid if the employee had lived will continue to be paid to the second participant. If a guaranteed period is included and the employee and the second participant both die before the end of the period chosen, one-half of the number of annuity units that would have been paid if the employee had lived will continue to be paid until the end of that period and then cease, as explained in section 41.

Three-quarters benefit to second participant. The full number of annuity units will continue to be paid as long as the employee lives. After the employee’s death, if the second participant survives the employee, three-quarters of the number of annuity units that would have been paid if the employee had lived will continue to be paid to the second participant. If a guaranteed period is included and the employee and the second participant both die before the end of the period chosen, three-quarters of the number of annuity units that would have been paid if the employee had lived will continue to be paid until the end of that period and then cease, as explained in section 41.

41.	Post-mortem payments during a guaranteed period. Any periodic payments or other amounts remaining due after the death of the employee and the death of the second participant, if any, during a guaranteed period will be paid to the payee named to receive them. The payee designated to receive these payments is named at the time the income option is chosen.

A payee may choose to receive in one sum the commuted value of any remaining periodic payments that do not involve life contingencies, unless prohibited under the terms of the employer plan. If no payee was named to receive these payments, or if no one so named is then living, we will pay the remaining payments due or the commuted value of the remaining periodic payments in one sum to the estate of the employee, or to the estate of the last survivor of the employee and the second participant if a two-life unit-annuity has been chosen.

If a payee receiving payments during a guaranteed period dies while payments remain due, the commuted value of any remaining payments due to that person will be paid to any other surviving payee that had been named to receive them. If no payee so named is then living, the commuted value will be paid to the estate of the last payee who was receiving these benefit payments.

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CREF Retirement Choice Annuity Contract

42.	The number of annuity units payable to an employee under each income change method in each account will be determined as of the effective date for that income option, in accordance with the Rules of the Fund, on the basis of:

A)	the income option chosen;
B)	if a one-life unit-annuity is chosen, the employee’s age;
C)	if a two-life unit-annuity is chosen, the employee’s age and the second participant’s age;
D)	the value of the employee’s accumulation in that account that is converted to unit-annuity income; and
E)	the value of that account’s annuity unit for the income change method selected.

If the initial income benefit would be less than [$100] a month, CREF will have the right to change to quarterly, semi-annual or annual payments, whichever will result in an initial payment of [$100] or more and the shortest interval between payments.

The number of annuity units payable to an employee from an account will change to reflect any internal transfers or switches elected, as described in the Rules of the Fund.

43.	Internal transfers and switches under a unit-annuity. While an employee is receiving unit- annuity payments, at least once in each calendar year, the employee may:

A)	transfer annuity units payable from one CREF account into annuity units payable from another CREF account;
B)	transfer annuity units payable from one CREF account to receive future income under a comparable TIAA annuity;
C)	switch annuity units payable under one income change method to the other income change method in the same CREF account.

Annuities are comparable if they are being paid under the same income option, have the same participant (annuitant), second participant (second annuitant) if any, remaining guaranteed period, and in the case of a transfer to a TIAA annuity, where the TIAA annuity was established as part of the same settlement of deferred annuity accumulations as that which established the CREF annuity from which the transfer is being made, in accordance with established procedures.

The right to transfer or switch is subject to the availability of the unit-annuity or the income change method under the accounts, as described in section 63. Any internal transfer to TIAA is subject to the terms of the comparable TIAA contract.

44.	Death benefit payment methods are the ways in which a beneficiary may receive the death benefit. The choice of method may be made any time before the date the death benefit payment is paid or begins. The choice may be changed any time before payments begin, but once they have begun, no change can be made. The application of an amount to purchase an annuity method of payment of the death benefit will result in a corresponding reduction in the employee’s accumulation for the full amount applied. If the amount of the death benefit due to any one beneficiary is less than [$5,000], CREF may change the method of payment for the portion of the death benefit payable to that beneficiary to the single-sum payment method.

If the plan administrator for the employer plan or his or her designee notifies us that distribution from an employee’s accumulation must begin under the minimum distribution rules of federal tax law, we will begin distributions satisfying such requirements.

A beneficiary may not begin to receive the death benefit under the one-life unit-annuity method after he or she attains age 90. The following are the available methods.

Single-sum payment. The death benefit will be paid to the beneficiary in one sum.

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CREF Retirement Choice Annuity Contract

One-life unit-annuity. A payment will be made to the beneficiary each month for life. A guaranteed period of 10, 15, or 20 years may be included. If a guaranteed period isn’t included, all payments will cease at the death of the beneficiary. If a guaranteed period is included and the beneficiary dies before the end of that period, monthly payments will continue until the end of that period and then cease, as explained in section 46.

45.	The number of annuity units payable to a beneficiary from each account under each income change method will be determined as of the date the unit-annuity begins, in accordance with the Rules of the Fund, on the basis of:

A)	the value of the employee’s accumulation in that account under the contract that is converted to unit-annuity income;
B)	the method of payment chosen for the death benefit;
C)	if the method chosen is the one-life unit-annuity, the age of the beneficiary; and
D)	the value of that account’s annuity unit for the income change method selected.

The number of annuity units payable from an account will change to reflect any internal transfers or switches a beneficiary elects as described in the Rules of the Fund. If any method chosen would result in an initial payment of less than [$100] a month, CREF will have the right to require a change in choice that will result in an initial payment of at least [$100].

46.	Payments after the death of a beneficiary. Any periodic payments or other amounts remaining due after the death of a beneficiary during a guaranteed period will be paid to the payee named to receive them. The commuted value of these payments may be paid in one sum unless prohibited under the terms of the employer plan. The payee designated to receive these payments is named at the time the payment method is chosen.

If no payee was named to receive these payments, or if no one so named is living at the death of the beneficiary, the commuted value will be paid in one sum to the beneficiary’s estate.

If a payee receiving these payments dies before the end of the guaranteed period, the commuted value of any payments still due that person will be paid to any other payee named to receive it. If no one has been so named, the commuted value will be paid to the estate of the last payee who was receiving these payments.

47.	Amount and effective date of a lump-sum benefit. In accordance with and to the extent permitted by the terms of the employer plan, an employee may withdraw all of his or her accumulation in an account, or any part thereof, not less than [$1,000] as a lump-sum benefit. CREF reserves the right to limit lump-sum benefits from each account to not more than one in a calendar quarter.

Any choice of lump-sum benefit must be made by notice to CREF as explained in section 64 in a form acceptable to CREF. A lump-sum benefit will be effective as of the business day on which we receive, in a form acceptable to CREF, an employee’s request for a lump-sum benefit. An employee may choose to defer the effective date of the lump-sum benefit until any business day following the date on which we receive the request. CREF will determine all values as of the end of the effective date in accordance with the Rules of the Fund. A lump-sum benefit payment reduces the accumulation from which it is paid by the amount paid. An employee can’t revoke a request for a lump-sum benefit after its effective date. If an employee has a severance from employment with the employer, we may distribute all of that employee’s accumulation as a lump-sum benefit in accordance with the terms of the employer plan and subject to the restrictions on mandatory distributions under the IRC.

If any accumulations under this contract are attributable either directly or indirectly to transfers from another TIAA or CREF contract, where such other contracts included any “Equity Wash” provisions or any other such provisions restricting the timing of transfers, then the

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CREF Retirement Choice Annuity Contract

payment of any lump-sum benefits of such accumulations will be constrained by any such applicable provisions.

48.	Amount and effective date of a TIAA life annuity transfer payment. In accordance with and to the extent permitted by the terms of the employer plan, a TIAA life annuity transfer payment may be made from all or any portion of an employee’s accumulation. A TIAA life annuity transfer payment may only be made to purchase guaranteed lifetime annuity income in the TIAA Traditional Annuity with benefits beginning immediately. The guaranteed TIAA benefits purchased by the TIAA life annuity transfer payment will be determined on whichever of these bases produces the largest guaranteed payments:

A)	(1)	interest at the effective annual rate of 2%;
(2)	mortality according to the Annuity 2000 mortality table (TIAA Merged Gender Mod A), with ages set back one year for each completed year between January 1, 1997 and the effective date of the internal transfer; and
(3)	a charge of [3.5%] for expenses and contingencies;

B)	the basis applicable to internal transfers to the Traditional Annuity under the companion TIAA Retirement Choice Annuity contract, if any, on the effective date of the TIAA life annuity transfer payment; or

C)	the interest rate, mortality table, and charge for contingencies and expenses in use for any individual single premium immediate annuities being offered by TIAA when the payments start.

A TIAA life annuity transfer payment will be effective as of the end of the business day in which we receive the employee’s request for the transfer payment in a form acceptable to CREF. CREF will determine all values as of the end of the effective date in accordance with the Rules of the Fund. A TIAA life annuity transfer payment reduces the accumulation from which it is paid by the amount paid. A TIAA life annuity transfer payment may not be revoked after its effective date.

49.	Amount and effective date of a forfeiture account payment. In accordance with and to the extent permitted by the terms of the employer plan, the plan administrator for the employer plan may request a withdrawal of some or all of the forfeiture account accumulation, if any, to pay reasonable and necessary plan expenses, provide additional contributions to employee accounts, or for use as a premium offset of plan contributions. To the extent such payments are used to reduce the employer’s obligation to make contributions on behalf of other employees, they will be treated under the terms of the contract as premiums newly allocated to such employees’ accumulations. Such payments will only be made directly to the plan administrator for the employer plan or to another funding vehicle selected by the plan administrator for the employer plan to administer such payments, following procedures that enable CREF to determine that such payments are permitted under ERISA and/or applicable state law.

A forfeiture account payment will be effective as of the end of the business day in which we receive the plan administrator’s request for the forfeiture account payment in a form acceptable to CREF. The plan administrator for the employer plan may defer the effective date of the forfeiture account payment until any business day following the date on which we receive the request. CREF will determine all values as of the end of the effective date in accordance with the Rules of the Fund. A forfeiture account payment will reduce the forfeiture account accumulation by the amount paid. A forfeiture account payment may not be revoked after its effective date.

50.	Amount and effective date of a revenue credit account payment. The plan administrator for the employer plan may instruct us in writing to withdraw all or part of a revenue credit account

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CREF Retirement Choice Annuity Contract

accumulation to pay reasonable and necessary plan expenses or to issue credits to employee and beneficiary plan accounts. Revenue credit account payments will only be made directly to the plan administrator for the employer plan or to another funding vehicle selected by the plan administrator for the employer plan to administer such payments, following procedures that enable CREF to determine that such payments are permitted under ERISA and/or applicable state law.

A revenue credit account payment will be effective as of the end of the business day in which we receive the plan administrator’s written request for the revenue credit account payment. The plan administrator for the employer plan may defer the effective date of the revenue credit account payment until any business day following the date on which we receive the request. CREF will determine all values as of the end of the effective date in accordance with the Rules of the Fund. A revenue credit account payment reduces the accumulation from which it is paid by the amount paid. A revenue credit account payment may not be revoked after its effective date.

51.	Amount and effective date of a retirement plan loan. If the employer plan so provides and in accordance with section 72(p) of the IRC, as amended, and ERISA, to the extent applicable, an employee may request a retirement plan loan from his or her accumulations, at any time prior to that employee’s maturity date. The amount of a retirement plan loan may generally not exceed the least of:

i.	the total of the employee’s accumulations;
ii.	[50%] of the present value of the employee’s vested accrued benefit under any of the employee’s employer’s plans; and
iii.	[$50,000]

In determining the amount available for a retirement plan loan, all plans of the employee’s employer, including 403(b), 401(a), 403(a) and 457(b) plans, to the extent loans are available, and all such plans of any related employers under IRC Section 414(b), (c) or (m) shall be considered employer plans for this purpose.

A request for a retirement plan loan must be made on or before the employee’s maturity date. A retirement plan loan will be effective as of the business day on which we receive the employee’s request, in a form acceptable to CREF as well as any spousal waiver that may be required under ERISA or the terms of the employer plan. CREF will determine all values as of the end of the effective date. A request for a retirement plan loan can’t be revoked after its effective date.

A retirement plan loan reduces the accumulations from which it is paid by the amount of the loan chosen. The loan will be issued in accordance with the terms of a loan agreement. The loan agreement will describe the terms, conditions and any fees or charges for the loan. Any loan repayments applied to this contract will be applied as new premiums.

52.	Amount and effective date of a Plan Directed Payment. A Plan Directed Payment is a lump-sum payment of the contract’s entire accumulation in an account, including payments made to effect transfers among the CREF accounts, or between this contract and the companion TIAA contract, if any.

A Plan Directed Payment can also be a lump-sum payment of some or all of the contract’s accumulation in a CREF account in a specific model in a CPMSP or any part of an employee’s CPMSP accumulation in a CREF account effected to achieve the rebalancing objectives associated with the target allocations of the model in a CPMSP.

A Plan Directed Payment will be effective as of the end of the business day in which we receive the request for the Plan Directed Payment by written instructions from the plan or a duly authorized plan representative in accordance with and to the extent permitted by the terms of the

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CREF Retirement Choice Annuity Contract

employer plan in a form acceptable to CREF. The plan or a duly authorized plan representative in accordance with and to the extent permitted by the terms of the employer plan may defer the effective date of the Plan Directed Payment until any business day following the date on which we receive the request. CREF will determine all values as of the end of the effective date in accordance with the Rules of the Fund. A Plan Directed Payment may not be revoked after its effective date.

As of the effective date of a Plan Directed Payment, no further premiums or internal transfers will be accepted into the account(s) from which the Plan Directed Payment has become effective.

PART D: INTERNAL TRANSFERS

53.	Internal transfers. In accordance with and to the extent permitted by the terms of the employer plan, an employee may transfer all of his or her accumulation in a CREF account under the contract, or any part thereof not less than [$1,000], to purchase accumulation units in one of the other CREF accounts under the contract, or to the companion TIAA contract, if any. Subject to the provisions of any companion TIAA contract, and in accordance with and to the extent permitted by the terms of the employer plan, an employee may also transfer his or her accumulations in such companion TIAA contract, if any, to this contract. CREF reserves the right to limit internal transfers from each account to not more than one in a calendar quarter.

54.	Effective date of internal transfer. An internal transfer will be effective as of the end of the business day in which we receive an employee’s request for an internal transfer in a form acceptable to CREF. An employee may defer the effective date of the internal transfer until any business day following the date on which we receive the request. CREF will determine all values as of the end of the effective date in accordance with the Rules of the Fund. An employee can’t revoke a request for an internal transfer after its effective date.

If any accumulations under this contract are attributable either directly or indirectly to transfers from another TIAA or CREF contract, where such other contracts included any “Equity Wash” provisions or any other such provisions restricting the timing of transfers, then any transfers of such accumulations out of this contract will be constrained by any such applicable provisions.

55.	Crediting internal transfers. Internal transfers to a CREF account purchase accumulation units as of the end of the effective date of the internal transfer, in accordance with the Rules of the Fund.

PART E: GENERAL PROVISIONS

56.	Roth accounting. Notwithstanding any other provision in this contract, all amounts added to or deducted from accumulations under the contract will be accounted for separately to the extent required by IRC Section 402A, or any successor section governing Roth amounts. If there is a change in IRC Section 402A, this provision shall be construed as referring to such section as changed.

57.	Section 403(b). Notwithstanding any other provision in this contract, if this contract is intended to comply with Section 403(b) of the Internal Revenue Code of 1986, as amended, its terms shall be interpreted accordingly. As such, CREF and the employer shall apply the limitations of and follow the requirements of Treasury Regulation sections 1.403(b)-3(a)(4) (deferral limitations), 1.403(b)-3(a)(6) (minimum required distributions), 1.403(b)-3(a)(7) (rollover distribution requirements), 1.403(b)-3(a)(8) (limitation on incidental benefits) and 1.403(b)-3(a)(9)

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CREF Retirement Choice Annuity Contract

(maximum annual additions) and such other limitations, requirements or successor Treasury regulation sections as may be promulgated pursuant to Applicable Law.

58.	Employer plan fee withdrawals. To the extent provided by the terms of the employer plan, and in accordance with CREF’s procedures, CREF will withdraw amounts from the accumulation units of the accounts under this contract, to pay fees associated with the administration of the plan.

The amount and the effective date of an employer plan fee withdrawal will be in accordance with the terms of the employer plan. CREF will determine all values as of the end of the effective date in accordance with the Rules of the Fund. An employer plan fee withdrawal cannot be revoked after it has been withdrawn.

An employer plan fee withdrawal reduces the accumulation from which it is paid by the amount withdrawn.

59.	Plan Expense Reimbursement Agreement. CREF and the plan administrator for the employer plan may enter into a plan expense reimbursement agreement under which TIAA shall agree to pay certain reasonable and necessary plan expenses on behalf of the employer plan.

60.	Report of accumulation. At least once each year, we will provide the plan administrator for the employer plan with a report for this contract. It will show the value of the accumulation.

61.	Ownership. The Contractholder owns this contract.

62.	No assignment or transfer. No one may assign, pledge, or transfer ownership of this contract or any benefits under its terms. Any such action will be void and of no effect.

63.	CREF’s right to stop offering an account, unit-annuities from an account, or an income change method for unit-annuities from an account. Subject to the Rules of the Fund, CREF can delete or stop providing unit-annuities in any account, including any future accounts. CREF can also stop providing unit-annuities payable under either the annual or monthly income change method from any current or future CREF account.

Any accumulation units in an account that is deleted, must be transferred to another CREF account. If no choice is made, CREF will transfer the accumulation units to the CREF Money Market Account or as otherwise directed by the terms of the employer plan.

Any annuity units payable from an account that is deleted or in which CREF stops providing unit-annuities, must be transferred to another CREF account that maintains annuity units or to TIAA in accordance with the provisions of section 53. If no choice is made, CREF will transfer the annuity units to the CREF Money Market Account, if available, or to such other CREF account designated for this purpose, subject to any required regulatory approvals. Any annuity units so transferred may be subsequently transferred in accordance with the transfer provisions then applicable.

For any annuity units payable under an income change method from an account from which CREF stops providing that income change method, such annuity units must be:

1)	switched to the other income change method in the same account;
2)	transferred to another CREF account then offering the same income change method; or
3)	transferred to TIAA.

If no choice is made, we will switch such annuity units to the other income change method in the same account.

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CREF Retirement Choice Annuity Contract

At any time, CREF can switch all annuity units payable under the annual income change method in any CREF account to the monthly income change method.

All elections and choices made in connection with an income option or method of payment of the death benefit and in effect as of the date of transfer will remain in effect. The number of annuity units in the account to which the unit-annuity is transferred will be determined in accordance with the Rules of the Fund.

64.	Procedure for elections and changes and requests for benefits. Notice in a form acceptable to CREF and including all information required by CREF must be provided to CREF identifying each person that becomes eligible for benefit payments. Upon receipt of proof of an employee’s death, we will divide that employee’s accumulation into as many portions as there are validly designated beneficiaries for that employee’s accumulation. Each validly designated beneficiary will then have the right to make elections available under this contract in connection with his or her portion of such employee’s accumulation.

The right of an employee (or the employee’s beneficiaries, after the employee’s death) to make choices and elections available under the contract, with respect to that employee’s accumulation under the contract, are subject to the terms of the employer plan. Such rights include but are not limited to the right to allocate premiums, name a second participant, designate beneficiaries and payees, elect lump-sum benefits, make transfers, and choose forms of benefit payment.

To be valid, any choices or elections available under the contract must be made in a form acceptable to CREF at a location that we designate. Valid instructions will take effect as of the date CREF receives the instructions. CREF will only accept as valid, instructions received from the party entitled to issue the instruction, as determined by our records. If CREF takes any action in good faith before receiving a valid instruction, we will not be subject to liability even if our acts were contrary to such instruction. All benefits are payable at our home office or at another location that we designate.

For purposes of determining the effective dates of any transactions and premium receipts, transaction requests and premiums will only be deemed to have been received when they are received by CREF, or its appropriately designated agent, in good order, in accordance with procedures established by CREF or as required by law. No available transaction may be made effective on a day that is not a business day. CREF reserves the right to limit the number of transactions that may be made effective on a single business day.

65.	Payment to an estate, trustee, etc. Upon the death of an employee, CREF reserves the right to pay in one sum the commuted value of any benefits due an estate, corporation, partnership, trustee or other entity that isn’t a natural person. CREF won’t be responsible for the acts or neglects of any executor, trustee, guardian, or other third party receiving payments under this contract. If a trustee of a trust is designated as beneficiary, CREF is not obliged to inquire into the terms of the underlying trust or any will.

If death benefits become payable to the designated trustee of a testamentary trust, but:

A)	no qualified trustee makes claim for the benefits within nine months after the death of the employee; or
B)	evidence satisfactory to CREF is presented at any time within such nine-month period that no trustee can qualify to receive the benefits due,

payment will be made to the successor beneficiaries, if any are designated and survive the employee; otherwise payment will be made to the executors or administrators of the employee’s estate.

If benefits become payable to an inter-vivos trustee (the person appointed to execute a trust created during an individual’s lifetime), but the trust is not in effect or there is no qualified

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CREF Retirement Choice Annuity Contract

trustee, payment will be made to the successor beneficiaries, if any are designated and survive the employee; otherwise payment will be made to the executors or administrators of the employee’s estate.

Payment to any trustee, successor beneficiary, executor, or administrator, as provided for above, shall fully satisfy CREF’s payment obligations under the contract to the extent of such payment.

66.	Service of process upon CREF. We will accept service of process in any action or suit against us on this contract in any court of competent jurisdiction in the United States provided such process is properly made. We will also accept such process sent to us by registered mail if the plaintiff is a resident of the jurisdiction in which the action or suit is brought. This section does not waive any of our rights, including the right to remove such action or suit to another court.

67.	Benefits based on incorrect data. If the amount of benefits is determined by data as to a person’s age or sex that is incorrect, benefits will be recalculated on the basis of the correct data. If any overpayments or underpayments have been made by CREF, adjustments will be made in accordance with the Rules of the Fund.

68.	Proof of survival. CREF reserves the right to require satisfactory proof that anyone named to receive benefits under the terms of the contract is alive on the date any benefit payment is due. If this proof is not received after it has been requested in writing, CREF will have the right to make reduced payments or to withhold payments entirely until such proof is received. If under a two-life unit-annuity CREF has overpaid benefits because of a death of which we were not notified, subsequent payments will be reduced or withheld until the amount of the overpayment, plus compound interest at the effective annual rate of 6% per year, has been recovered.

69.	Protection against claims of creditors. The benefits and rights accruing under the contract are exempt from the claims of creditors or legal process to the fullest extent permitted by law. Such exemption does not apply to the extent this contract is issued in connection with a non-qualified deferred compensation plan sponsored by an employer that is not a state or local government, an IRC section 457(b) plan sponsored by an employer that is not a state or local government, a plan operating under IRC section 457(f), or a plan operating under IRC section 415(m).

70.	Compliance with laws and regulations. CREF will administer the contract to comply with the restrictions of all laws and regulations pertaining to the terms and conditions of the contract. No benefit may be elected and no right may be exercised under the contract if the election of that benefit or exercise of that right is prohibited under an applicable state or federal law or regulation.

The choice of income option and effective date thereof, beneficiary or second participant, death benefit payment method and effective date, the availability of transfers and lump-sum benefits, and the rights of spouses to benefits, are all subject to the applicable restrictions, distribution requirements, and incidental benefit requirements of ERISA and the IRC, and any rulings and regulations issued under ERISA and the IRC.

71.	Correspondence. For questions about the contract, or inquiries about our service, or for help to resolve a problem, contact us at the web address or phone number below or at such other location that we may designate.

CREF

[tiaa.org

800 842-2733]

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CREF Retirement Choice Annuity Contract

Group Flexible Premium

Deferred Variable Unit-Annuity

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